Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Viant Technology Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	3,156,114(2)	19.87(3)	$62,711,985.18	$153.10 per $1,000,000	$9,601.20
Total Offering Amounts					$62,711,985.18		$9,601.20
Total Fee Offsets(4)							—
Net Fee Due							$9,601.20

(1)In accordance with Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Class A common stock, par value $0.001 per share (the "Class A Common Stock"), of Viant Technology Inc. (the "Registrant") being registered hereunder include such indeterminate number of shares of the Class A Common Stock as may be issuable with respect to the shares of the Class A Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)Consists of 3,156,114 shares of the Registrant's Class A Common Stock that were automatically added to the shares authorized for issuance under the Viant Technology Inc. 2021 Long-Term Incentive Plan (as amended, the "2021 LTIP") on January 1, 2025 pursuant to an "evergreen" provision contained in the 2021 LTIP or that have otherwise become issuable under the 2021 LTIP.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant's Class A Common Stock on February 25, 2025 as reported on The Nasdaq Global Select Market.
(4)The Registrant does not have any fee offsets.